DiVall Insured Income Properties 2, L.P.

Sale News

Fall 2024

PARTNERSHIP PROPERTY SALES SCORECARD PER UNIT

We completed sales of the final three properties since the last "scorecard". These three properties were all located in South Carolina. Folly Road and Sam Rittenberg were in Charleston. Richland Ave was in Aiken.

We are distributing $7,500,000 in net asset value in connection with these three sales.

	SALE CONSENT APPROVED 10/15/2020 SEC 8-K	
	NAV 12/31/2019	NAV 12/31/2020
Individual Property NAV's per unit		
BRAKES4LESS-3859 Washington Rd., Martinez, GA	$17	$17
WENDY'S-1730 Walton Way, Augusta, GA	35	34
WENDY'S-517 E Martintown Rd., No. Augusta, SC	35	36
WENDY'S-361 Hwy 17, Mt. Pleasant, SC	45	52
APPLEBEE'S-2770 Brice Rd., Reynoldsburg, OH	39	37
WENDY'S-3013 Peach Orchard, Augusta, GA	47	79
WENDY'S-343 Folly Rd., Charleston, SC	38	48
WENDY'S-1901 Whiskey Rd., Aiken, SC	47	74
WENDY'S-1721 Sam Rittenberg, Charleston, SC	47	59
WENDY'S-1004 Richland Ave., Aiken, SC	42	59
NAV Based on appraised value per unit	$392	$495

Net Sales Proceeds Distributed to LP's representing NAV reduction:

Date	Property	Per Unit NAV Distribution	Per Unit NAV Distribution
10/29/2021	Vacant Wendy's (Martinez, GA)	$ (17)	$ (17)
4/22/2022	Walton Way Wendy's	(31)	(31)
3/31/2023	Martintown Rd Wendy's	(27)	(27)
8/31/2023	361 Hwy 17, Mt Pleasant Wendy's	(65)	(65)
9/7/2023	Brice Road, Applebee's	(41)	(41)
11/1/2023	Peach Orchard Wendy's	(79)	(79)
11/6/2023	Whiskey Rd Wendy's	(79)	(79)
9/30/2024	Folly Rd Wendy's	(52)	(52)
9/30/2024	Sam Rittenberg Wendy's	(56)	(56)
9/30/2024	Richland Ave Wendy's	(54)	(54)
Distributions paid (in excess) of pre-consent NAV as approved by LP's and post-consent NAV after GP lease extensions		$ (109)	$ (6)

PARTNERSHIP PROPERTY SALES SCORECARD PER UNIT (CONT'D)

Distributions paid (in excess) of pre-consent NAV as approved by LP's and post-consent NAV after GP lease extensions	$ (109)	$ (6)

The Partnership elected to pay State Capital Gain Taxes on behalf of the Limited Partners by filing either "composite" or PTE (pass-through entity) tax returns in Ohio, Georgia and South Carolina in lieu of individual partners reporting of capital gains income for these states.

State Capital Gain Tax Assumption (paid or accrued)		Per Unit Partnership assumption of LP State Taxes	Per Unit Partnership assumption of LP State Taxes
GA - Composite	2021	$ (0.36)	$ (0.36)
GA - Composite	2022	(0.81)	(0.81)
GA - Pass-Through Entity	2023	(4.00)	(4.00)
SC - Composite	2023	(4.43)	(4.43)
OH - Pass Through Entity	2023	(1.12)	(1.12)
SC - Composite - Estimated	2024	(5.00)	(5.00)
Partnership election to pay State Income Taxes on behalf of LP's in lieu of additional distribution		$ (15.72)	$ (15.72)
Distributions from Liquidated properties (all) and deemed distributions by direct partnerships payment of state income taxes (in excess) of pre-consent NAV approved by LP's and post-consent NAV after GP lease extensions		$ (125)	$ (22)

We are pleased to have distributed $5,785,000 (or 32%) more NAV than the LP's approved on October 15, 2020; in the consent to sell and liquidate. We estimated at the time of the consent to distribute $18,140,000 from the sale of the final 10 properties based on the most current NAV reported to the SEC and for ERISA of $392/unit as of December 31, 2019. We actually distributed $23,900,000. The 2020 consent provided the GP discretion to achieve a reasonable price under market circumstances even if less than the reported NAV.

Thank you for your patience as we created productive sales and liquidation strategies.

Since the Partnership's initial "investable" capital raise of $33 million (net of $13 million of syndication fees and original G.P.'s shenanigans) in the late 1980's; the Partnership has distributed approximately $105 million to investors, from both operations and strategic sales.

COMPUTERSHARE CONTACT INFORMATION:

Investor Centre website: www.computershare.com/DIIP
Email: web.queries@computershare.com
Shareholder online inquiries: https://www-us.computershare.com/investor/Contact
See https://divallproperties.com/relations.php for full contact information

For further quarterly 2024 unaudited financial information, see the Partnership's interim financial reports filed as part of the Partnership's Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership's website at www.divallproperties.com or at the SEC's website at www.sec.gov. The Partnership's 2023 Annual Report on Form 10-K was filed with the SEC on April 1, 2024, which also can be accessed via the websites listed.